EXHIBIT 99.1

CONTACT:	Ted Abajian
EVP and Chief Financial Officer
(805) 745-7725

Steve Benrubi
VP and Corporate Controller
(714) 254-4790

CKE RESTAURANTS, INC. REPORTS FIRST QUARTER RESULTS

Carl’s Jr.® and Hardee’s® sales and margin increases drive $17.5 million year-over-year increase in first quarter net income. Net income reaches $11.7 million, or $0.20 per diluted share

     CARPINTERIA, Calif. — June 22, 2004 — CKE Restaurants, Inc. (NYSE:CKR) announced today first quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the quarter ended May 17, 2004.

FIRST QUARTER HIGHLIGHTS

•	Same-store sales grew for the fourth consecutive quarter at company-operated Carl’s Jr. and Hardee’s restaurants, increasing 9.8 percent and 11.9 percent, respectively.

•	Transactions increased 1.8 percent at Carl’s Jr. and 1.5 percent at Hardee’s for the quarter.

•	Restaurant-level margins at Carl’s Jr. improved 140 basis points to 22.4 percent in the current-year quarter.

•	Restaurant-level margins at Hardee’s improved 850 basis points to 16.2 percent in the current-year quarter.

•	Average unit volumes for the trailing 13 periods increased to $1,228,000 and $823,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue increased for the fourth consecutive quarter to $455.3 million, an 8.5 percent increase over the prior-year quarter.

•	Consolidated operating income increased by $13.9 million to $23.2 million in the current-year quarter.

•	Net income increased by $17.5 million to $11.7 million or $0.20 per diluted share as compared to a net loss of $5.8 million or a loss of $0.10 per diluted share in the prior-year quarter.

RESULTS AND COMMENTARY

     Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer said, “We are very pleased with our exceptionally strong first quarter results. Both Carl’s Jr. and Hardee’s were able to increase same-store sales, transactions, margins and profits over the prior year. These improvements resulted in a $17.5 million increase in net income during the first quarter. We continue to believe that our premium product strategy at both brands is very effective and provides opportunity for continued improvement in our results. I am particularly pleased that both brands were able to post transaction gains despite premium-quality, and, thus, premium-price menu strategies.”

     “Carl’s Jr. same-store sales and transactions grew by 9.8 percent and 1.8 percent, respectively, during the first quarter, increasing trailing average unit volumes to $1,228,000. On an average unit volume basis, quarter one was the best first quarter Carl’s Jr. has had in at least a decade. Contributing to increases in same-store sales and transactions were the introductions of The Low Carb Six Dollar Burger™ in January and The Low Carb Breakfast Bowl™ in March,” continued Puzder. “In addition, our recent switch to 100-percent Angus beef on The Six Dollar Burger™ line further underscored our goal of remaining the leader within the premium hamburger segment.”

     “We continued to experience higher year-over-year beef costs, although lower than fourth quarter levels. In addition to beef costs, we experienced commodity pressure as cheese and pork costs also increased versus prior-year levels during the quarter. In spite of these increases, restaurant-level margins at company-operated Carl’s Jr. restaurants increased 140 basis points year-over-year to 22.4 percent. Carl’s Jr. generated $21.5 million of operating income during the first quarter, an increase of $3.2 million or 17.4 percent over the prior year.”

     “Hardee’s same-store sales and transactions grew by 11.9 percent and 1.5 percent, respectively, during the first quarter, increasing trailing average unit volumes to $823,000. On an average unit volume basis, quarter one was the best first quarter Hardee’s has had since 1997, the year we acquired the chain. Hardee’s continued to benefit from both new and lapsed customers discovering the outstanding taste of the brand’s charbroiled, 100-percent Angus beef Thickburgers™,” commented Puzder. “Similar to the Carl’s Jr. brand, Hardee’s also benefited from the introductions of The Low Carb Thickburger™ and the Low Carb Breakfast Bowl earlier in the year.”

     “As with Carl’s Jr., Hardee’s experienced higher beef and other commodity costs. However, Hardee’s restaurant-level margins benefited from the 11.9 percent same-store sales increase, reaching 16.2 percent in the first quarter, an increase of 850 basis points over the prior year quarter — the highest quarterly margins at Hardee’s since fiscal 2000 (calendar 1999). Hardee’s generated $4.0 million of operating income for the first quarter, an increase of $13.3 million over the prior year operating loss of $9.3 million.”

     “For the Company, consolidated net income for the first quarter was $11.7 million or $0.20 per diluted share. This represents a $17.5 million increase over the prior year net loss of $5.8 million or a loss of $0.10 per diluted share, and thus results in a $0.30 per diluted share improvement over last year.”

     “Our improving results contributed to our ability to complete our recently announced $380 million credit facility ($230 million term loan and $150 million revolver) which we will use to prepay the Company’s $200 million 9.125 percent senior subordinated notes. The prepayment of the senior notes is expected to provide approximately $7 million in interest savings over the next 12 months. In connection with the refinancing, we will incur charges during the second fiscal quarter as previously disclosed in our Report on Form 10-K for the period ending January 26, 2004. The charges include a $9.1 million prepayment premium on the senior subordinated notes and a non-cash charge of $3.1 million to expense unamortized loan origination fees associated with the notes which we intend to retire on July 2, 2004.”

     “Again, we are very pleased with the results for the first quarter and look forward to keeping you abreast of our developments moving forward,” Puzder concluded.

     ABOUT CKE RESTAURANTS

     CKE Restaurants, Inc., through its subsidiaries, operates a total of 3,222 franchised or company-owned restaurants in 44 states and in 14 countries, including 1,016 Carl’s Jr.® restaurants, 2,081 Hardee’s® restaurants and 106 La Salsa Fresh Mexican Grill® restaurants.

SEC FILINGS

     The Company’s filings with the SEC are available to investors at www.shareholder.com/cke/investors.cfm.

CONFERENCE CALL

     The Company will host a conference call and Webcast to discuss its first quarter results on June 23, 2004 at noon EDT/ 9 a.m. PDT. The Company invites investors to listen to the live audiocast of the conference call at http://www.shareholder.com/cke/medialist.cfm. For those unable to participate during the live event, a replay will be made available for one week beginning two hours after the end of the live call. To access the replay, dial 888-203-1112 in the U.S. and Canada or 719-457-0820 outside of the U.S. and Canada (access code: 431499).

SAFE HARBOR DISCLOSURE

     Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

     Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Sixteen Weeks Ended
	May 17, 2004	May 19, 2003
Revenue:
Company-operated restaurants	$365,871	$339,042
Franchised and licensed restaurants and other	89,448	80,516

Total revenue	455,319	419,558

Operating costs and expenses:
Restaurant operations:
Food and packaging	105,724	100,097
Payroll and other employee benefit expenses	112,595	112,635
Occupancy and other operating expenses	79,303	79,021

	297,622	291,753
Franchised and licensed restaurants and other	66,986	64,909
Advertising expenses	22,264	21,013
General and administrative expenses	37,784	31,492
Facility action charges, net	7,438	1,062

Total operating costs and expenses	432,094	410,229

Operating income	23,225	9,329
Interest expense	(11,335)	(12,176)
Other income (expense), net	220	(636)

Income (loss) before income taxes and discontinued operations	12,110	(3,483)
Income tax expense	269	219

Income (loss) from continuing operations	11,841	(3,702)
Loss from operations of discontinued segment (net of income tax benefit of $0 and $1 for the sixteen-week periods ended May 17, 2004 and May 19, 2003, respectively)	(163)	(2,114)

Net income (loss)	$11,678	$(5,816)

Basic income (loss) per common share:
Continuing operations	$.21	$(0.06)
Discontinued operations	(.01)	(0.04)

Net income (loss)	$.20	$(0.10)

Diluted income (loss) per common share:
Continuing operations	$.20	$(0.06)
Discontinued operations	—	(0.04)

Net income (loss)	$.20	$(0.10)

Weighted-average common shares outstanding:
Basic	57,605	57,395
Dilutive effect of stock options, warrants and convertible notes	1,770	—

Diluted	59,375	57,395

These statements should be read in conjunction with the Company’s Quarterly Report on
Form 10-Q for the quarter ended May 17, 2004

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